POWER OF ATTORNEY
	This statement confirms that I have authorized and designated James L. Chosy, Laura F. Bednarski and Matthew
B. Krush, and each of them, as my attorney-in-fact to execute and file on my behalf all Forms 3, 4 and 5
(including any amendments) that I may be required to file with the Securities and Exchange Commission as a result of my ownership of or transactions in securities of U.S. Bancorp. Their authority under this Statement shall continue until I am no longer required to file Forms 4 and 5 with regard to my ownership of or transactions in securities of U.S. Bancorp, unless I revoke it earlier in writing. I acknowledge that they are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
Dated:  November 23, 2015

/s/ Leslie V. Godridge